Exhibit 5.11

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “2015 Mineral Resource Estimate Technical Report for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” with an effective date January 12, 2015 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-259275).

Sincerely,

/s/ Michael P. Cullen
Michael P. Cullen, M.Sc., P.Geo.

Dated the 29th day of September, 2021.